UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 13, 2015

Carbylan Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36830	20-0915291
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3181 Porter Drive, Palo Alto, California	94304
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 855-6777

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

On July 13, 2015, Carbylan Therapeutics, Inc. (“Carbylan”) entered into a Lease with BMR-Pacific Research Center LP (“Landlord”) for a 18,704 square foot facility (the “Facility”) located in Newark, California (the “Lease”), which will serve as the Company’s headquarters, with office, R&D and laboratory space. Carbylan plans to remodel the Facility to support Carbylan’s future operations. The term of the Lease commences when Landlord delivers possession of the Facility to Carbylan, which is currently estimated to be February 1, 2016.

Upon commencement of the Lease, the Lease has an initial term of approximately six and a half years, with a monthly rental rate starting at $2.65 per square foot in the first year of the Lease, escalating each year by 3.0%. The annual rent obligation is expected to be approximately $595,000 for the first year of the Lease. Carbylan will also be responsible for certain other costs, such as insurance, taxes, utilities, maintenance and repairs, a property management fee, and reimbursement of certain Landlord expenses related to maintenance of common areas. Carbylan will be required to deliver a security deposit of approximately $149,000 to Landlord in connection with the Lease. Under the Lease, the Landlord is providing an allowance of up to $598,528 ($32 per rentable square foot) to fund appropriate improvements to the Facility.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Lease which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure included in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Facility Lease, dated as of July 13, 2015, by and between BMR-Pacific Research Center LP and the Registrant

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2015	Carbylan Therapeutics, Inc.

	By:	/s/ David M. Renzi
David M. Renzi
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Facility Lease, dated as of July 13, 2015, by and between BMR-Pacific Research Center LP and the Registrant

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